Exhibit 99.1

Contact:

Danielle Bertrand

WeissComm Partners

415-946-1056

dbertrand@wcpglobal.com

PDL BioPharma Provides Third Quarter 2009 Revenue Guidance of

Approximately $71 Million

INCLINE VILLAGE, NV, September 8, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the third quarter ended September 30, 2009 of approximately $71 million, as compared with $69 million for the third quarter of 2008. Royalty revenues are based on second quarter product sales by PDL’s licensees and include $1.6 million for Synagis®, which is marketed by MedImmune. When compared with 2008, royalty revenue for foreign sourced sales was negatively impacted by changes in foreign exchange rates; approximately 50 percent of underlying product sales is in currencies other than U.S. dollars.

The above guidance is preliminary and actual published results may differ from such guidance. PDL plans to release its financial results for the third quarter 2009 on October 27, and will hold a conference call to discuss financial results and provide an update on company activities. Additional information regarding the call will be announced in late October.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s expectations with respect to its 2009 royalty revenues.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions including foreign currency exchange rates on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.